Exhibit 99.2

EVERSOURCE ENERGY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(Thousands of Dollars, Except Share Information)	2025	2024	2025	2024
Operating Revenues	$2,838,068	$2,533,522	$6,956,423	$5,866,097
Operating Expenses:
Purchased Power, Purchased Natural Gas and Transmission	818,747	841,431	2,159,084	2,077,387
Operations and Maintenance	467,557	464,424	955,008	927,388
Depreciation	385,595	354,591	765,175	694,505
Amortization	109,103	(114,137)	564,552	(116,462)
Energy Efficiency Programs	135,290	145,288	392,840	358,767
Taxes Other Than Income Taxes	258,727	239,427	530,321	476,042
Total Operating Expenses	2,175,019	1,931,024	5,366,980	4,417,627
Operating Income	663,049	602,498	1,589,443	1,448,470
Interest Expense	293,193	271,316	594,042	522,064
Other Income, Net	95,363	115,285	187,706	206,315
Income Before Income Tax Expense	465,219	446,467	1,183,107	1,132,721
Income Tax Expense	110,611	109,246	275,831	271,772
Net Income	354,608	337,221	907,276	860,949
Net Income Attributable to Noncontrolling Interests	1,880	1,880	3,759	3,759
Net Income Attributable to Common Shareholders	$352,728	$335,341	$903,517	$857,190

Basic Earnings Per Common Share	$0.96	$0.95	$2.46	$2.44

Diluted Earnings Per Common Share	$0.96	$0.95	$2.45	$2.43

Weighted Average Common Shares Outstanding:
Basic	368,661,995	353,212,378	367,991,121	351,964,747
Diluted	368,917,187	353,419,658	368,297,404	352,208,440

The data contained in this report is preliminary and is unaudited. This report is being submitted for the sole purpose of providing information to shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.